UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): March 7, 2018

Argos Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35443	56-2110007
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4233 Technology Drive, Durham, North Carolina 27704

(Address of Principal Executive Offices) (Zip Code)

(919) 287-6300
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 8.01. Other Events.

Argos Therapeutics, Inc. (the “Company”) is providing certain information related to its cash and cash equivalents and cash runway as an update to the information provided in the Company’s previous periodic filings. The Company estimates that its cash and cash equivalents as of December 31, 2017 were approximately $15.2 million. The Company expects that its current cash and cash equivalents, including the approximately $4.6 million in net proceeds that the Company has raised from the sale of its common stock in its at-the-market facility in the first quarter of 2018 as of March 2, 2018 and the previously announced $1.5 million equity investment by Lummy (Hong Kong) Ltd., that the Company expects to receive upon the closing of the investment in March 2018, will be sufficient to fund its operations through the end of 2018. The Company’s estimate of its cash and cash equivalents as of December 31, 2017 is an estimate prepared by management in good faith based upon internal reporting and expectations. This estimate is preliminary and unaudited, and may be revised as a result of management's further review of the Company’s financial results. The Company’s auditors have not completed the normal annual audit procedures as of and for the period ended December 31, 2017, and there can be no assurance that the final results for this period will not differ from this estimate.

IMPORTANT ADDITIONAL INFORMATION

Any statements in this Form 8-K about the Company’s future expectations, plans and prospects, including statements about the Company’s estimated cash and cash equivalents and expected cash runway and other statements containing the words “believes,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “may,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. For instance, the Company’s estimate of cash and cash equivalents is preliminary and unaudited and may be revised upon further review and audit. Other important factors include whether the Company’s cash resources will be sufficient to fund its continuing operations for the period anticipated; whether preliminary or interim clinical data will be indicative of the final data from a clinical trial; whether results obtained in preclinical studies or early clinical trials will be indicative of results obtained in future clinical trials; whether the Company’s product candidates will advance through the clinical trial process on a timely basis; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether the Company’s product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; whether the Company can successfully establish commercial manufacturing operations on a timely basis or at all; and other factors discussed in the “Risk Factors” section of the Company’s Form 10-Q for the quarter ended September 30, 2017, which is on file with the SEC, and in other filings the Company makes with the SEC from time to time. In addition, the forward-looking statements included in this Form 8-K represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Argos Therapeutics, Inc.

Date: March 7, 2018	By:	/s/ Jeffrey D. Abbey
Jeffrey D. Abbey
President and Chief Executive Officer